Exhibit (c)(6)

Citi Banking, Capital Markets & Advisory | Global Healthcare Group November 2020 Project Titan Discussion Materials Strictly Private and Confidential

Confidential Material The following pages contain material provided to the Board of Directors (the “Board”) of Saturn (the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with the proposed transaction involving the Company and Titan. The accompanying material was compiled or prepared on a confidential basis solely for the use of the Board of the Company. The information contained in the accompanying material was obtained from the Company, Titan, and other public sources. Any estimates and projections contained herein have been prepared or adopted by the management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi. The accompanying material was not prepared for use by readers not as familiar with the Company as the Board of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of the Company. The accompanying material is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, regulatory, tax or accounting advice.

Titan – Stock Price Performance Since Definitive Agreement

Share Price Performance	Ref Price	% Inc to Current	ADTV (mm)
Current (11/04/2020)	$8.14	--	--
Since DA Announcement (10/31/2019)[1]	$9.68	(16%)	0.074
Since 01/01/2020	$15.51	(48%)	0.076
30 Trading Day VWAP	$8.63	(6%)	0.068
60 Trading Day VWAP	$8.67	(6%)	0.079
90 Trading Day VWAP	$8.79	(7%)	0.078



10/31/2019: Announced definitive agreement with Surf
12/30/2019: Announced close of Strategic Alliance transaction as well as new $300mm term loan agreement with Surf
03/23/2020: Appointed James Robinson as President and CEO, replacing founding CEO, Keith Katkin
06/18/2020: Announced exclusive three-year distribution agreement with Sunovion for services to support the commercialization of vibegron
10/07/2020: Announced five-year US co-promotion agreement with Sunovion to promote vibegron in the primary care segment upon FDA approval
12/23/2019: Initiated patient enrollment in Phase 2a trial for URO-902 in patients with urge urinary incontinence
12/30/2019: Announced submission of NDA for vibegron for patients with OAB
02/04/2020: Published preliminary positive results of Phase 1 clinical trial of URO-902 in patients with OAB
03/05/2020: Announced FDA acceptance of NDA for vibegron for patients with OAB
$18.00
16.00
14.00
12.00
10.00
8.00
6.00
4.00
2.00
0.00
Price ($)
1.00
0.90
0.80
0.70
0.60
0.50
0.40
0.30
0.20
0.10
Volume (mm)
Titan
$8.14
(15.9%)(1)
Oct-19
Jan-20
May-20
Aug-20
Nov-20
Clinical / Regulatory
Corporate / Financial
Titan

2

Source: Titan company filings and press releases, FactSet, and Bloomberg.
Note: Market data as of 11/04/2020.
(1) Performance based on undisturbed share price as of 10/30/2019 (last close prior to DA announcement).

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Titan – Preliminary Financial Analysis Implied Equity Value per Share (US$ / Share) Current Share Price: $8.14 Value of Remaining Firm Value ($ in mm) Equity Stake ($ in mm) Methodology Illustrative Range ($ per Share) Low High Low High 52-Week Trading Range $6.55 $15.98 $334 $688 $71 $209 Titan 52-week intraday trading range 03/19/2020 01/02/2020 g es Ra n e n c efe re R Precedent Minority Squeezeout Premia 25%—65% premium to last unaffected close of $8.14 per share as of 11/04/2020 $10.20 $13.45 $465 $589 $119 $169 Represents + /—20% of median in 1-Day premiums, rounded to the nearest 5% F C D Surf / Saturn Management Projections 8 Low End of Range: 15.7% discount rate $13.35 $20.50 $586 $862 $168 $280 03 2 High End of Range: 12.4% discount rate Source: Surf / Saturn management, Titan company filings, FactSet, and share ledger provided by Titan management. 3 Note: Market data as of 11/04/2020. Analysis date as of 10/30/2020. Equity values calculated based on estimated balance sheet as of 10/30/2020. Per share values rounded to nearest $0.05 except for 52-week intraday trading range. Fully diluted share count calculated per scenario using treasury stock method at implied price per share.

Select Precedent Squeezeout Acquisition Premiums

(US$mm, except per share data)

				Transaction Details		Offer Price			Offer Premium to Unaffected	
									Initial	Final
Ann. Date	Acquiror	Target	Tender / Vote	% Stake Acquired	Deal Value ($mm)	Initial ($)	Final ($)	% Change	1-Day (%)	1-Day (%)
31-Aug-20	Ionis Pharmaceuticals	Akcea Therapeutics	Tender	24.1	536	16.00	18.15	13.4	40.6	59.5
19-Aug-20	Dufry AG	Hudson Ltd	Vote	42.6	311	7.70	7.70	--	50.1	50.1
27-Nov-19	Kyocera Corp	AVX Corp	Tender	28.0	1,046	19.50	21.75	11.5	29.7	44.6
16-Nov-18	Employers Mutual Casualty Co	EMC Insurance Group Inc	Vote	45.7	371	30.00	36.00	20.0	25.1	50.1
19-Jun-18	Roche Holdings AG	Foundation Medicine Inc	Tender	44.1	2,257	133.00	137.00	3.0	24.9	28.7
09-Mar-16	Hallmark Cards Inc	Crown Media Holdings Inc	Tender	9.7	176	5.05	5.05	--	2.4	2.4
07-Mar-16	American Financial Group Inc	National Interstate Corp	Vote	48.8	315	30.00	32.00	6.7	32.7	41.5
29-Feb-16	Icahn Enterprises L.P	Federal-Mogul Holdings Corporation	Tender	18.0	305	7.00	10.00	42.9	40.6	100.8
01-Mar-13	Danfoss A/S	Sauer-Danfoss Inc	Tender	24.4	690	49.00	58.50	19.4	24.4	48.6
19-Feb-13	Chiesi Farmaceutici SpA	Cornerstone Therapeutics Inc	Vote	42.0	265	6.55	9.50	45.0	22.4	77.6
01-Nov-11	CNA Financial Corporation	CNA Surety Corporation	Tender	38.0	466	22.00	26.55	20.7	14.3	37.9
21-Mar-10	CONSOL Energy Inc.	CNX Gas Corp.	Tender	16.7	967	38.25	38.25	--	45.8	45.8
All Transactions		Min		9.7	176	--	--	--	2.4	2.4
		Average		31.8	642	--	--	15.2	29.4	49.0
		Median		33.0	419	--	--	12.5	27.4	47.2
		Max		48.8	2,257	--	--	45.0	50.1	100.8

Healthcare Deals

Analysis Range[(1)] – Precedent Premia

Current Price	**$8.14**	
(x) 1-Day Premia[(2)]	25%	65%
Share Price	**$10.18**	**$13.43**
(x) FDSO	34.664	35.556
Equity Value	$353	$478
(+) Net Debt	112	112
Firm Value	**$465**	**$589**

Source: Surf / Saturn management, Titan company filings, FactSet, SDC, and share ledger provided by Titan management.
Note: Market data as of 11/04/2020. Represents select United States all-cash minority squeezeout offers (both completed and pending) of over $100mm since 2008 where the acquiror owned 50% or more in the target. Excludes management buyouts.
(1) Equity values calculated based on estimated balance sheet as of 10/30/2020. Fully diluted share count calculated using treasury stock method at implied price per share.
(2) Represents + / - 20.0% of median in 1-Day final-offer premiums, rounded to the nearest 5%.

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Titan – Capitalization & Analysis at Various Prices Current Illustrative Offer Price Per Share Share count and US$ in millions, unless otherwise stated $8.14 $10.00 $11.00 $12.00 $13.00 $14.00 $15.00 $16.00 $17.00 $18.00 $19.00 $20.00 Common Shares Outstanding 31.660 31.660 31.660 31.660 31.660 31.660 31.660 31.660 31.660 31.660 31.660 31.660 Total In-The-Money Options, Warrants, and SARs 2.289 4.460 4.786 4.832 4.931 5.057 5.133 5.139 5.139 5.139 5.139 5.139 Total TSM Shares Repurchased (1.724) (3.385) (3.388) (3.150) (3.001) (2.910) (2.788) (2.619) (2.465) (2.328) (2.205) (2.095) RSUs 1.870 1.870 1.870 1.870 1.870 1.870 1.870 1.870 1.870 1.870 1.870 1.870 Fully Diluted Shares Outstanding 34.094 34.605 34.928 35.212 35.460 35.677 35.875 36.050 36.204 36.341 36.463 36.574 Fully Diluted Equity Value $278 $346 $384 $423 $461 $499 $538 $577 $615 $654 $693 $731 (+) Surf Loan Facility Draw n(1) 210 210 210 210 210 210 210 210 210 210 210 210 (-) Cash and Cash Equivalents(1) (112) (112) (112) (112) (112) (112) (112) (112) (112) (112) (112) (112) Illustrative Transaction Value $375 $443 $481 $520 $558 $597 $635 $674 $713 $751 $790 $829 Value of Surf / Saturn Current Stake: Surf / Saturn Current Shares Held 22.963 22.963 22.963 22.963 22.963 22.963 22.963 22.963 22.963 22.963 22.963 22.963 % of Fully Diluted Shares Held by Surf / Saturn 67.4% 66.4% 65.7% 65.2% 64.8% 64.4% 64.0% 63.7% 63.4% 63.2% 63.0% 62.8% Total Equity Value of Surf / Saturn Stake $187 $230 $253 $276 $299 $321 $344 $367 $390 $413 $436 $459 Remaining Shares to be Acquired 11.131 11.642 11.965 12.249 12.497 12.714 12.912 13.087 13.241 13.378 13.500 13.610 % Ow nership of Remaining Stake 32.6% 33.6% 34.3% 34.8% 35.2% 35.6% 36.0% 36.3% 36.6% 36.8% 37.0% 37.2% Total Equity Value of Remaining Stake $91 $116 $132 $147 $162 $178 $194 $209 $225 $241 $257 $272 Premium / (Discount) To: Current $8.14—22.9% 35.1% 47.4% 59.7% 72.0% 84.3% 96.6% 108.8% 121.1% 133.4% 145.7% 52-Week Intraday High (01/02/2020) $15.98 (49.1%) (37.4%) (31.2%) (24.9%) (18.6%) (12.4%) (6.1%) 0.1% 6.4% 12.6% 18.9% 25.2% 52-Week Intraday Low (03/19/2020) $6.55 24.3% 52.7% 67.9% 83.2% 98.5% 113.7% 129.0% 144.3% 159.5% 174.8% 190.1% 205.3% Price Prior to DA (10/31/2019) (2) $9.68 (15.9%) 3.3% 13.6% 24.0% 34.3% 44.6% 55.0% 65.3% 75.6% 86.0% 96.3% 106.6% 30 Trading Day VWAP $8.63 (5.7%) 15.8% 27.4% 39.0% 50.6% 62.1% 73.7% 85.3% 96.9% 108.5% 120.1% 131.6% 60 Trading Day VWAP $8.67 (6.1%) 15.4% 26.9% 38.4% 50.0% 61.5% 73.0% 84.6% 96.1% 107.6% 119.2% 130.7% 90 Trading Day VWAP $8.79 (7.4%) 13.7% 25.1% 36.4% 47.8% 59.2% 70.6% 81.9% 93.3% 104.7% 116.0% 127.4% Source: Surf / Saturn management, Titan company filings, FactSet, Bloomberg, and share ledger provided by Titan management. Note: Market data as of 11/04/2020. 5 (1) Calculated based on balance sheet as of 09/30/2020. (2) Based on undisturbed share price as of 10/30/2019 (last close prior to DA announcement).

Summary of Illustrative Initial Proposal

Share count and US$ in millions, unless otherwise stated		Offer Price
		$12.50
Common Shares Outstanding		31.660
Total In-The-Money Options, Warrants, and SARs		4.931
Total TSM Shares Repurchased		(3.121)
RSUs		1.870
Fully Diluted Shares Outstanding		**35.340**
Fully Diluted Equity Value		**$442**
(+) Surf Loan Facility Drawn[1]		210
(-) Cash and Cash Equivalents[1]		(112)
Illustrative Transaction Value		**$539**
Value of Surf / Saturn Current Stake:		
Surf / Saturn Current Shares Held		22.963
% of Fully Diluted Shares Held by Surf / Saturn		65.0%
Total Equity Value of Surf / Saturn Stake		**$287**
Remaining Shares to be Acquired		12.376
% Ownership of Remaining Stake		35.0%
Total Equity Value of Remaining Stake		**$155**
Premium / (Discount) To:		
Current	*$8.14*	*53.6%*
52-Week Intraday High (01/02/2020)	*$15.98*	*(21.8%)*
52-Week Intraday Low (03/19/2020)	*$6.55*	*90.8%*
Price Prior to DA (10/31/2019)[2]	*$9.68*	*29.1%*
30 Trading Day VWAP	*$8.63*	*44.8%*
60 Trading Day VWAP	*$8.67*	*44.2%*
90 Trading Day VWAP	*$8.79*	*42.1%*

Source: Surf / Saturn management, Titan company filings, FactSet, Bloomberg, and share ledger provided by Titan management.
Note: Market data as of 11/04/2020.
(1) Calculated based on balance sheet as of 09/30/2020.
(2) Based on undisturbed share price as of 10/30/2019 (last close prior to DA announcement).

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